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                                                                     Exhibit 2.3

                             STONEHAVEN REALTY TRUST
                            ARTICLES OF AMENDMENT OF
                              DECLARATION OF TRUST

         Stonehaven Realty Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland:

         FIRST:            The Board of Trustees of the Trust, by their
unanimous written consent, duly adopted resolutions setting forth the proposed amendments of the Declaration of Trust of the Trust, as amended, restated and supplemented (the "Declaration of Trust"), declaring said amendments to be advisable and stating that said amendments be submitted to the shareholders of the Trust for their consideration at the Trust's 2003 annual meeting of shareholders (the "Annual Meeting"). The resolutions setting forth the proposed amendments are as follows:

         "RESOLVED, that the Trust's Restated Declaration of Trust be amended to change the name of the Trust, and that such amendment be effected by deleting
Section 1.1 of the Trust's Declaration of Trust in its entirety and substituting in lieu thereof:

                  Section 1.1 Name. The Name of the trust (hereinafter referred to as the "Trust") is "PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST."

         RESOLVED, that Board approves an amendment to the Articles Supplementary to the Declaration of Trust of the Trust to revise the terms of the Class A preferred shares of beneficial interest of the Trust, which amendment will be effected by deleting Sections 5.8.2, 5.8.3 and 5.8.6 in their entirety and substituting in lieu thereof:

                  5.8.2 DIVIDENDS. The Board of Trustees may from time to time declare and pay to holders of the Class A Preferred Shares such dividends or distributions in cash, property or other assets of the Trust or in Securities of the Trust or from any other sources as the Trustees in their discretion shall determine.

                  5.8.3     VOTING RIGHTS.

                           (a) Except as otherwise provided herein, the holders of the Class A Preferred Shares shall be entitled to vote on each matter submitted to a vote of shareholders of the Trust, voting together with holders of every other class or series of shares of the Trust as a single class. Each Class A Preferred Share shall entitle its holder to the number of votes equal to the number of Common Shares into which such Class A Preferred Share is convertible on the applicable record date.

                           (b) So long as any Class A Preferred Shares remain outstanding, the approval of the holders of the Class A Preferred Shares, voting as a single class shall be required to approve any amendment of the Declaration of Trust that would curtail or

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         diminish the rights or preferences of the holders of the Class A
         Preferred Shares as provided herein.

                  5.8.6 REDEMPTION. At any time, the Trust may, at the option of the Board of Trustees, redeem the Class A Preferred Shares at a per-share price equal to $10.00, plus any dividends on the Class A Preferred Shares then accrued but unpaid; provided, however, that the Trust must first give the registered holders of the Class A Preferred Shares written notice of its intent to redeem the Class A Preferred Shares no less than 30 days prior to the scheduled date of the redemption. All Class A Preferred Shares that have been redeemed as provided herein shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately be terminated, except the right to receive the cash redemption price in exchange therefore. Any Class A Preferred Shares so redeemed shall be retired and shall not be reissued."

         SECOND:           The Trust delivered notice of the Annual Meeting to
all shareholders of the Trust as of the May 12, 2003 record date stating that the purpose of the meeting included consideration and approval of the proposed amendments; and

         THIRD:            Thereafter, said amendments of the Declaration of
Trust were duly approved at the Annual Meeting by the vote required by Section 8-501 of the Corporations and Associations Article of the Maryland Code.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly elected officer as of the 30th day of June, 2003.

STONEHAVEN REALTY TRUST

/s/ John J. Dee
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By: John J. Dee
Its: Chief Financial Officer

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